EXHIBIT 10.9

AMENDED AND RESTATED

AGREEMENT FOR CONSTRUCTION AND OPERATION
OF COLUMBIA GENERATING PLANT

Wisconsin Power and Light Company,

Wisconsin Public Service Corporation, and,

Madison Gas and Electric Company

THIS AGREEMENT is made and entered into this 17 day of January, 2007, by and between Wisconsin Power and Light Company, a Wisconsin corporation (“Power Company”), Wisconsin Public Service Corporation, a Wisconsin corporation (“Service Company”), and Madison Gas and Electric Company, a Wisconsin corporation (“Electric Company”), the parties collectively being referred to as the “Companies”.

BACKGROUND

A.  The Companies own as tenants-in-common two generating units known as the “Columbia Plant” and an associated 345 KV substation.  Over approximately the past thirty years the parties have entered into a number of agreements and amendments to those agreements with respect to the Columbia Plant, which are listed on the attached Exhibit A (collectively, the “Prior Columbia Agreements”).

B.  The Companies have decided for convenience to amend, restate, and consolidate the Prior Columbia Agreements into this one Agreement.

Accordingly, the Companies agree that:

Paragraph 1.

Ownership Shares. The Companies hereby provide for the acquisition of a site and the construction and operation of a fossil fuel fired plant and associated 345 KV Substation, consisting of a 1975 Unit and a 1978 Unit, each of approximately 527,000 KW name-plate capacity to be located near Portage, Wisconsin, all to be owned by the Companies as tenants in common with undivided ownership interest as follows (in this Agreement referred to as their respective “Ownership Shares”):

(a)

The Ownership Shares of the 1975 Unit shall be:

Wisconsin Power and Light Company	39.3%
Wisconsin Public Service Corporation	38.9%
Madison Gas and Electric Company	21.8%
all as provided in the Agreement for Construction and Operation of Generating Plant dated January 6, 1970.

(b)

The Ownership Share of the Columbia Plant (the 1975 and 1978 Units) shall be:

Wisconsin Power and Light Company	46.2%
Wisconsin Public Service Corporation	31.8%
Madison Gas and Electric Company	22.0%

(c)

The approximate Ownership Shares of the 1978 Unit to attain the above Columbia Plant ownership shares are:

Wisconsin Power and Light Company	53.6%
Wisconsin Public Service Corporation	24.2%
Madison Gas and Electric Company	22.2%

(d)

The Ownership Shares of the 345 KV substation (as hereinafter defined) shall at all times be:

Wisconsin Public Service Corporation	9.9%
Wisconsin Power and Light Company	18.9%
Madison Gas and Electric Company	71.2%

Paragraph 2.

Construction Committee.  Construction of the Columbia Plant and 345 KV Substation shall be carried out by the Companies under the direct supervision and direction of Power Company and under the general policy supervision and direction of a Construction Committee to be established by the Companies.  All of the Companies shall be represented on the Construction Committee and the voting power of the representatives of each Company shall be in proportion to the Ownership Share of such Company of the Columbia  Plant as provided in Paragraph 1(b) above.  The vote of the representatives of Companies having Ownership Shares aggregating more than 50% shall be controlling on any question to be determined by the Construction Committee.  The Companies and their representatives on the Construction Committee shall use their best efforts toward the end that the 1975 Unit will be completed, and commercial operation commenced, on or about March 1, 1975, and the 1978 Unit will be completed, and commercial operation commenced, on or about June 1, 1978.

Paragraph 3.

Scope of Project. The Columbia Plant and 345 KV Substation to be so owned in common shall consist of the site and all property of the character of the electric plant, as defined in the Uniform System of Accounts referred to in Paragraph 6 hereof which shall be included in the general or detailed 1975 and 1978 Units and site plans approved from time to time by the Construction Committee, including cooling lake and cooling tower facilities and any off-site railroad lines or unit train facilities approved by the committee in connection with the project.  The 345 KV substation facilities to be owned in common (hereinafter called collectively “345 KV Substation”) shall consist of the following assets:  the generation step-up transformers and associated disconnect switches, other structures, equipment and facilities necessary either to support the generation function of the substation or the generation and transmission functions of the substation (but not structures, equipment and facilities necessary to support only the transmission functions of the substation), and land.

Paragraph 4.

Contracts and Agency Authorization.  The Companies shall, with reasonable expedition, enter into or authorize the entry on their behalf into contracts (which may be purchase order contracts) providing for (a) the purchase or acquisition of a site or an addition to a site, materials, equipment and service for, and construction of, the Columbia Plant and 345 KV Substation, and (b) insurance to insure all work under construction against risks usually insured against for such work.  Each such contract shall provide, among other things, that the performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the Companies in proportion to their respective Ownership Shares and that the invoices for such billing (Contractor’s Invoice or Invoices) shall be submitted in the names of the Companies, in the care of Power Company.

The Companies agree that Power Company shall be authorized agent for the Companies to negotiate and execute any and all such contracts and also to apply for and conduct such regulatory proceedings and make such filings as may be required in connection with the construction or operation of the Columbia Plant and 345 KV Substation; and the Companies shall execute such separate agency authorizations as may be convenient to evidence such authority.

Power Company undertakes and agrees that all contracts made and all other actions by it as such agent will be made and done in accordance with good utility practices and in conformity with the determinations of general policy made by the Construction Committee constituted as provided in Paragraph 2 of this Agreement. As soon as practicable after entry into any contract, modification or cancellation which affects any significant commitment or other obligation of the parties hereto or after the making of filings with regulatory agencies on behalf of other Companies or the making of decisions involving substantial policy, Power Company shall give notice thereof to each of the other parties hereto and shall provide such copies or summaries as may be necessary for the accounting and other records of the parties.

The contract and regulatory agency agreements for the 1978 Unit dated August 30, 1972 are hereby amended, with respect to ownership shares, to conform to the ownership shares stated in 1(c) and 1(d) above.

Paragraph 5.

Books and Records.  Books of account and records containing details of the items of cost applicable to the construction of the Columbia Plant and 345 KV Substation and to its operation and maintenance shall be kept by the Operating Company referred to in Paragraph 9 and shall be open to examination at any time by the other Companies or their representatives. The Operating Company shall furnish the Companies with summaries or counterparts of such books of account and records as may be necessary to satisfy all applicable regulatory requirements.

Paragraph 6.

Expenditures.  All expenditures in respect of the Columbia Plant and 345 KV Substation shall be accounted for in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission for Public Utilities and Licensees (Class A and B Electric Utilities).

All expenditures (including, but not limited to, expenditures for a site, any addition to a site, administration, labor, special training costs, payroll taxes, employee benefits, maintenance, material,  research and development, supplies and service), for the licensing, construction, operation, and maintenance of the Columbia Plant and 345 KV Substation and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their Ownership Shares.  Expenditures of Power Company incurred prior to or after the date of this Agreement in connection with preliminary planning for the Columbia Plant and 345 KV Substation shall be treated as expenditures on behalf of all the Companies and the other Companies shall reimburse Power Company for their respective ownership proportions of the cost thereof. Expenditures of Power Company heretofore incurred in acquiring a site shall be treated as expenditures on behalf of all of the Companies, and the other Companies shall reimburse Power Company for their respective ownership proportion of the book cost thereof.

Interest charges on borrowed funds, income taxes, and property, business and occupation and like taxes, of each Company shall be borne entirely by such Company; and such items, as well as depreciation, amortization, and interest charged to construction, shall not be deemed expenditures for purposes of this Paragraph 6.

Paragraph 7.

Funds.  Whenever and so long as the Operating Company or a majority of the Companies may so demand, the Companies shall maintain a separate joint account or accounts for the Columbia Plant and 345 KV Substation (collectively, the “Joint Account”) in a bank or banks approved by the Operating Company, the title of which Joint Account shall be in the respective Companies in proportion to their Ownership Shares. While so maintained and unless otherwise agreed by the Companies, all construction and capital expenditures, and all other expenditures referred to in the second subparagraph of Paragraph 6, shall be paid out of the Joint Account.

From time to time the Operating Company may request the Companies to advance such amount as is then needed for cash working capital for the Columbia Plant and 345 KV Substation project. Within ten days thereafter, or from time to time as specified in such request, the Companies, pro rata according to their respective Ownership Shares, shall deposit the amount specified in such request. Such deposit shall be made in the Joint Account, if such accounts are being maintained at the time for such purpose; otherwise, such deposit shall be made to the credit of the Operating Company in a bank designated by it.

As promptly as practicable after the end of each month, the Operating Company shall send to each of the Companies a statement in reasonable detail of all expenditures for such month and the amount of each Company’s share thereof.

The Operating Company shall cause to be drawn and to be delivered on behalf of the Companies, from funds so provided, checks or drafts in payment of expenditures.  Funds so provided shall be disbursed in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint Account shall be bonded in favor of the Companies as their respective interests may appear, for such amounts as the Construction Committee may determine.  The Operating Company accepts sole responsibility for the handling or disbursement of funds deposited to its credit.

Paragraph 8.

Default.  During any period that a Company is in default in whole or in part in performing any of its obligations under this Agreement, such Company shall be obligated to pay any damages to the non-defaulting Companies resulting from the default, and in case of a default in making any payment then required under this Agreement, (a) such Company shall be entitled to no energy from the 1975 and/or 1978 Units during such period, and (b) the non-defaulting Companies shall be entitled to all of the energy from the 1975 and/or 1978 Units in proportion to their Ownership Shares. No such default shall affect any Company’s ownership interest, or any Company’s obligations under Paragraphs 6 and 7.

Paragraph 9.

Operation and Maintenance.  The Companies shall establish an Operating Committee for the purpose of establishing general policies for the operation and maintenance of the Columbia Plant and 345 KV Substation.  All of the Companies shall be represented on the Operating Committee and the voting power of the representatives of each Company shall be in proportion to the Ownership Share of such Company of the Columbia Plant as set forth in Paragraph 1(b).  The vote of the representatives of Companies having Ownership Shares aggregating more than 50% shall be controlling on any question to be determined by the Operating Committee.  The Operating Committee shall meet at the call of any member.

From the date of commercial operation of the 1975 unit until the date of commercial operation of the 1978 unit capacity, energy and operation and maintenance expenses of the 1975 Unit and 345 KV Substation shall be shared by the Companies in proportion to their respective Ownership Shares specified in Paragraphs 1(a) and 1(d) above.  Beginning on the date of commercial operation of the 1978 Unit and continuing thereafter, the capacity, energy and operation and maintenance expenses of the Columbia Plant and 345 KV Substation shall be shared by the Companies in proportion to their respective ownership shares specified in Paragraphs 1(b) and 1(d) above. As referred to herein, operation and maintenance expenses shall include administration and general expenses and fixed charges on general investments allocable.

In the event the use of its capacity of the Columbia Plant by a Company should result in an energy take less than its ownership share, the fuel expense chargeable to said Company shall be adjusted accordingly.

The Columbia Plant and 345 KV Substation will be directly operated and maintained by the “Operating Company” in accordance with good utility operating practices and the general policies to be established by the Operating Committee.  Power Company shall be the Operating Company.  It shall operate and maintain the Columbia Plant and 345 KV Substation in the same manner as if they were one of its own generating station and substation, utilizing its own employees and supervisory personnel as required in the performance of this Agreement, and any independent technical advisors which it may select, and otherwise acting in all respects as though it were an independent contractor engaged by the Companies to be responsible for the result to be attained; i.e. generation of power and energy at the Columbia Plant, as economically as possible, and delivery thereof to the connected 345 KV transmission system for transmission to the Companies, the Operating Company having sole responsibility for the specific manner of attaining that result.  During operation conditions which the Operating Company, in its sole judgment, deems abnormal, the Operating Company shall take such action as it deems appropriate to safeguard equipment and to maintain service of the Columbia Plant and 345 KV Substation.

In hiring additional employees for work at the Columbia Plant, the Operating Company will give reasonable preference to qualified employees of the other two Companies who express their desire to work at the Columbia Plant and have the consent of their respective Companies to make an application.

The term “good utility operating practices” as used in this Agreement shall mean any of the practices, methods and acts which, in the light of the facts known to the Operating Company at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with regulatory considerations, environmental considerations, reliability, safety and expedition.  In determining whether any practice, method or act is in accordance with good utility operating practices due consideration shall be given to the fact that the design and other aspects of construction of electric generating units involve the application of advancing technology and are subject to changing regulatory and environmental requirements.

No Company shall be entitled to recover from any other Company any damages resulting from error or delay in the design, engineering, procurement, installation, construction or repair of the Columbia Plant or 345 KV Substation or for any damages to same, any curtailment of power, or any damages of any kind, including consequential damages, occurring during the course of the design, engineering, procurement, installation, construction, repair, operation, maintenance, shutdown, demolition or disposal of the Columbia Plant or 345 KV Substation, unless such damages shall have resulted from a violation of this Agreement occurring pursuant to action authorized by a corporate officer or the board of directors of such Company; provided, however, that the Companies shall share risks and costs of employee negligence and other risks and costs of operation and maintenance of the Columbia Plant and 345 KV Substation in accordance with their respective Ownership Shares.

Paragraph 10.

Renewals, Replacements, Additions and Retirements.  Renewals and replacements necessary for the operation of the Columbia Plant and 345 KV Substation shall be made as required by good utility operating practice.  Renewals, replacements, additions and retirements (and related dispositions and sales) shall be effected by the Operating Company subject to the general policies established by the Operating Committee.  Retirements, sales and other dispositions of the Columbia Plant and 345 KV Substation property shall be effected only in a manner consistent with the Companies’ respective mortgage indentures, if any.

Paragraph 11.

Title to Property.  Title to all property, whether real, personal or mixed, and whether tangible or intangible, and including without limitation property acquired for use or consumption in connection with its construction, operation or maintenance, and all options or contract rights for the acquisition of real property as the proposed site or an alternate site for the Columbia Plant and 345 KV Substation now owned or hereafter acquired or constructed for the purposes of the Columbia Plant and 345 KV Substation, whether held at any time or from time to time in the name or names of one or more of the Companies or of any nominee, agent or contractor of any one or more of the Companies, shall at all times be in the Companies as tenants in common with undivided interests in proportion to their Ownership Shares. Construction, acquisitions and purchases shall be made in such manner that title shall vest in accordance with the foregoing. All titles and interests of the Companies as such tenants in common shall be subject from inception to the provisions of Paragraph 11.5. Any alternative property acquired but not necessary for the Columbia Plant and 345 KV Substation shall be disposed of in accordance with the direction by the Construction Committee. Title to the proposed site now owned by

Power Company shall be expanded to include other Companies upon reimbursement to Power Company of other Companies' proportionate share of the site cost.

Paragraph 11.5.  Transferability of Interests.

(a)

Policy.  The relation of tenants in common in the construction, maintenance and operation of the Columbia Plant and 345 KV Substation (hereinafter called in this Paragraph 11.5 "Subject Properties") as provided by this Agreement, and the agreements herein for the operation and maintenance thereof by selected Companies, are each undertaken in mutual trust and confidence in the financial responsibility, engineering and operating competence, efficiency and common objectives of the Companies. Since the effects of transfers of the interests of any of the Companies upon the rights and interests of the other Companies over the long term of this Agreement cannot be determined at this time, it must be presumed that such effects might be adverse. Therefore, each of the Companies, for the protection of itself and of each of the other-Companies, agrees that its interests in this Agreement and its titles to and interests in all Subject Properties shall at all times during the term of this Agreement be subject to the provisions of this Paragraph 11.5.

(b)

Restrictions on Transfer - General.  Each Company agrees that, during the term of this Agreement and except as specifically permitted under Paragraph 11.5(c) and 11.5(d), neither its interest in this Agreement nor its interest in any of the Subject Properties shall be assigned, transferred or otherwise disposed of or permitted or required to be partitioned, or shall be permitted to be subject to any lien or encumbrance of any character, without the written consent of the other Companies.

(c)

Restrictions on Transfer - Exceptions.  The provisions of Paragraph 11.5(b) shall not restrict (i) dispositions and sales incident to renewals or replacements, or (ii) the right of any Company to subject its own interest to the lien of any mortgage upon all or substantially all of its physical electric utility property, or (iii) the right of any purchaser on foreclosure of any such mortgage to acquire any interest subject to any such mortgage, or (iv) the right of any Company to transfer voluntarily its interest as an incident to any sale, merger or other transfer of all or a substantial part of its electric facilities as an operating entirety, if the transferee assumes the obligations of the transferor under this Agreement and has the ability and adequate financial responsibility to carry out such obligations. The exceptions in the foregoing clauses (ii), (iii) and (iv) shall not be deemed to allow any of the Companies to grant, extend, transfer or permit to any mortgagee, purchaser on foreclosure or other transferee of its interest in any of the Subject Properties, any right to partition or to require partitioning of the Subject Properties.

(d)

Paramount Right of Purchase.  All titles to Subject Properties shall be held subject to the right of purchase provided in this Paragraph 11.5(d) in favor of the other Companies, which shall be paramount to the rights of any person (other than one or more of the Companies) who shall succeed to the interests of any of the Companies. If, at any time during the term of this Agreement, any purchaser upon foreclosure or upon partition, or any receiver or liquidator, or any trustee or assignee in bankruptcy, or any other transferee by operation of law or otherwise of the interest of any Company in any of the Subject Properties, or any successor or transferee of any thereof, shall be finally upheld in any claim of ownership of any of the Subject Properties (herein referred to as "Incident Creating Right of Purchase"), the other Companies shall have the right (but not the obligation) to elect to purchase (in proportion to the respective Ownership Shares of such other Companies, if more than one shall desire to purchase) the entire interest in the Subject Properties of or derived from such Company, at a purchase price equal to the depreciated book value thereof, as determined under the Uniform System of Accounts mentioned in Paragraph 6 hereof. Notice of such election to purchase shall be served upon the holder of such interest within six (6) months after the Incident Creating Right of Purchase, and the purchase shall then be consummated within one (1) year after service of such notice.  If the Public Service Commission of Wisconsin, or any other regulatory agency having jurisdiction to approve or disapprove the purchase price shall decline to approve such purchase price and shall determine that a different price would be fair and reasonable, the other Companies shall have a like right, for a period of six (6) months after such determination becomes final, to elect to purchase at the different price so determined.

(e)

Consent as Necessary for Bonding.  Each of the Companies hereby consents that the restrictions of this Paragraph 11.5 on transfer and on any right of partition, and any other restriction, term or condition of this Agreement, shall be and hereby is waived and shall be inapplicable to the extent (but only to the extent) that it shall be finally determined, by a court of competent jurisdiction in an action or proceeding to which all of the Companies and their respective mortgagees are parties, that such restriction, term or condition would disqualify the interest of one or more of the Companies in Subject Properties from eligibility as the basis for the issuance of additional bonds under their respective mortgage indentures as in effect at as of the date of this Agreement.

Paragraph 12.

Mutual Confirmation of Title.  In order further to confirm and establish their intended ownership in accordance with their respective Ownership Shares, each of the Companies hereby sells, assigns, and transfers to the other Companies, as tenants in common, all legal, equitable or other interest in any property referred to in Paragraph 11, whether now owned or hereafter acquired, which it may at any time have in excess of its respective Ownership Share, in each case in such proportions to each other Company so that the entire interest of the Companies in such property shall be owned in the manner and in the respective Ownership Shares herein provided.

Each of the Companies agrees that from time to time, upon request by either of the other Companies, it will execute and deliver such further documents or instruments of transfer or confirmation of titles as may, in the opinion of counsel for the requesting Company, be necessary or advisable to legally effectuate and carry out the intent and purpose of this Agreement.

Paragraph 13.

Power and Energy.  Subject to Paragraphs 8 and 9, each Company, from the date of commercial operation of the 1975 Unit until the date of commercial operation of the 1978 Unit, shall at all times have full ownership of and available to it at the 1975 Unit the portion of the generating capability of the 1975 Unit and the energy associated therewith, corresponding to its ownership share as specified in Paragraph 1(a) above.

Subject to Paragraphs 8 and 9, each Company, from the date of commercial operation of the 1978 Unit and thereafter, shall at all times have full ownership of and available to it at the Columbia Plant the portion of the generating capability of the Columbia Plant corresponding to its Ownership Share as specified in Paragraph 1(b) above.

Each Company shall keep the Operating Company informed as to the amount of power it requires to be generated for it. Subject to its capability, operating conditions and necessary or unavoidable outages, the 1975 and 1978 Units shall be operated so as to produce a minimum output equal to the sum of the power requirements of the Companies therefrom.

Paragraph 14.

Waivers.  Any waiver at any time by any Company of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter.  Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.

Paragraph 15.

Arbitration.  It is mutually agreed between the Companies that all disputes arising out of the performance of this Agreement which cannot be mutually adjusted or otherwise determined by vote as herein provided, shall be referred promptly to a committee of arbitrators, consisting of one selected by each of the Companies which is a party to such dispute, and one or two additional arbitrators chosen by those thus selected (so that the committee shall not have an even number of members), and the decision of the majority of said committee shall be final and conclusive and binding upon the parties to the dispute.  The cost of arbitration, including the compensation of the arbitrators, but not the direct expense of any Company in presenting its contentions, shall be assessed by the arbitrators against the respective parties to the dispute in proportion to the extent to which the claims of each party shall be disallowed.

Paragraph 16.

Term of Agreement.  This Agreement shall continue in full force and effect until December 31, 2014, and for such longer period as the Companies shall, by mutual agreement, continue to operate either of the 1975 and 1978 Units. Termination of this Agreement shall not terminate the provisions of Paragraph 15.

Paragraph 17.

Amendments.  This Agreement may be amended from time to time or canceled at any time, by an instrument or instruments in writing signed by all of the Companies (or their successors or assigns).

Paragraph 18.

Successors and Assigns.  This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only in accordance with the provisions of Paragraph 11.5.

Paragraph 19.

Paramount Authority.  This Agreement, and all of its provisions, shall be subject to the paramount authority of the Public Service Commission of Wisconsin and of any other governmental authority having jurisdiction of the Companies or of the subject matter.

Paragraph 20.

Representatives.  Each Company, by written notice signed by an executive officer delivered to each other Company, shall designate one representative and alternate to receive notices and communications from another Company or Companies with respect to the subject matter of this Agreement and to deliver to the others, on behalf of such Company, notices, communications, decisions and approvals concerning the subject matter of this Agreement.  The manner of making any decision by any Company or giving any approval by any Company shall be determined by such Company for itself but any communication received by any Company from a person designated by another Company pursuant to the preceding sentence (unless such designation shall have been previously revoked as provided in Paragraph 21) may be conclusively relied upon by the recipient as having been authorized by said other Company.

Paragraph 21.

Change of Representatives.  Any designation by a Company pursuant to Paragraph 20 may be revoked by such Company by designating a substitute representative or alternate by a written notice signed by an executive officer and delivered to each of the other Companies.

Paragraph 22.

Prior Columbia Agreements.  This Agreement is intended to incorporate the Prior Columbia Agreements into this one document for purposes of efficiency and clarity and without changing their meaning; accordingly, the Prior Columbia Agreements are hereby cancelled and superceded by this Agreement to the extent the Prior Columbia Agreements relate to the Columbia Plant.  For the avoidance of doubt, any other agreements not incorporated into this document which may directly or indirectly relate to the Columbia Plant shall continue to remain in full force and effect.  This Agreement shall be effective as of the date of execution entered into the first paragraph (the “Effective Date”).  Disputes arising from conduct occurring before the Effective Date shall be governed by the Prior Columbia Agreements then in effect, however, the Companies may by unanimous written consent agree to use this agreement to resolve any dispute, regardless of the date of occurrence.

Paragraph 23.

Relationship of Companies.  The obligations of the Companies are several and not joint.  Any intent to create by this Agreement or by any grant, lease or license related hereto an association, joint venture, trust or partnership or to impose on any Company trust or partnership rights or obligations is expressly negated.  Except as expressly provided herein, no Company shall have by virtue of this Agreement or of any such grant, lease or license the right or power to bind any other Company without its express written consent.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed.

WISCONSIN POWER AND LIGHT COMPANY

By:

Attest:

WISCONSIN PUBLIC SERVICE CORPORATION

By:

Attest:

MADISON GAS AND ELECTRIC COMPANY

By: /s/ Peter J. Waldron

Attest: /s/ Siri A. Weston

EXHIBIT A

Joint Power Supply Agreement between WPL, WPSC and MGE dated February 2, 1967.

Agreement among WPSC, WPL and MGE dated August 30, 1972 with respect to amendments to the Power Pool Agreement and Joint Power Supply Agreement.

Joint Power Supply Agreement among WPL, WPSC and MGE dated July 26, 1973.

Supplement to Joint Power Supply Agreement dated March 1, 1979.

Supplement No. 2 to Joint Power Supply Agreement dated February 4, 1992.

Amendment No. 1 to Joint Power Supply Agreement dated August 27, 1976.

Amendment No. 2 to Joint Power Supply Agreement dated August 17, 2001 (ATC transfer).

Amendment No. 3 to Joint Power Supply Agreement dated September 21, 2001 (MGE transfer).

Agency Authorization dated April 17, 1968.

Letter from WPSC to MGE and WPL dated April 2, 1968.

Agreement for Construction and Operation of Generating Plant among WPL, WPSC and MGE dated as of January 6, 1970.

Regulatory Agency Authorization (1975 Unit) dated January 6, 1970.

Contract Agency Authorization (1975 Unit) dated January 6, 1970.

Regulatory Agency Authorization (1978 Units) dated August 30, 1972.

Contract Agency Authorization (1978 Units) dated August 30, 1972.

Agreement for Construction and Operation of Columbia Generating Plant among WPL, WPSC and MGE dated July 26, 1973.

Supplement to Agreement for Construction and Operation of Columbia Generating Plant among WPC, WPSC and MGE dated March 1, 1979.